EXHIBIT 99.1

FOR FURTHER INFORMATION:

Michael W. McCarthy

VP- Corporate Communications

Photronics, Inc.

(203)775-9000

mmccarthy@brk.photronics.com

FOR IMMEDIATE RELEASE

December 7, 2004

PHOTRONICS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Fourth Quarter and Fiscal Year Revenues Represent New Records

FOURTH QUARTER HIGHLIGHTS (COMPARED TO FOURTH QUARTER OF 2003)

•	Gross Margin improved to 34.9% in 2004 from 32.1% in 2003

•	Operating Margin improved to 14.7% in 2004 from 9.1% in 2003

YEAR-END BALANCE SHEET HIGHLIGHTS (COMPARED TO NOVEMBER 2, 2003)

•	Cash and Short-Term Investments of $227 million in 2004 compared to $232 million in 2003

•	Total long-term debt declined to $319 million in 2004 from $374 million in 2003

BROOKFIELD, Connecticut December 7, 2004 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2004 fourth quarter and fiscal year results for the period ended October 31, 2004.

Sales for the quarter were $104.2 million, up 13.8%, compared to $91.5 million for the fourth quarter of fiscal year 2003. Net income for the fourth quarter of fiscal year 2004 amounted to $7.9 million, or $0.21 per diluted share compared to net income of $3.1 million, or $0.10 per diluted share for the fourth quarter of fiscal year 2003. Net income for the fourth quarter of fiscal year 2004 included:

•	$1.1 million of expense, or $0.03 per share related to the open market repurchase of $40 million of the Company’s outstanding 4 ¾% Convertible Subordinated Notes.

Sales for the fiscal year 2004 were $395.5 million, up 13.4% from the $348.9 million in fiscal year 2003. Net income for fiscal year 2004 amounted to $24.5 million, or $0.68 per diluted share compared to a fiscal year 2003 net loss totaling $48.2 million, or $1.50 per diluted share.

Net income for fiscal year 2004 included the previously mentioned charges related to the Company’s open market repurchase of its 4 ¾% convertible subordinated notes during the fiscal year.

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PHOTRONICS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS......PAGE TWO

Net loss for fiscal year 2003 included consolidation and early extinguishment charges totaling $40.8 million after tax, or $1.27 per diluted share. The charges included:

•	Consolidation, restructuring and related charges totaled $39.9 million, or $1.24 per diluted share after tax, were recorded in a previously announced consolidation of the Company’s North American operating infrastructure that included, among other items, the closure of its Phoenix, Arizona manufacturing facility and a reduction in the Company’s workforce.

•	Early extinguishment charges of $900 thousand, or $0.03 per diluted share, associated with the Company’s redemption of all of its previously outstanding $62.1 million 6% convertible subordinated notes.

Sean T. Smith, Chief Financial Officer, commented on the Company’s financial performance. “The ability of our global organization to effectively coordinate customer support activities is enabling Photronics to increase the efficiency with which assets are deployed and utilized. The initiatives launched in fiscal 2003 to streamline our global infrastructure, while challenging, have delivered operating margin improvement and strong free cash flows that have been used to reduce debt and strengthen the balance sheet in 2004. In doing so, the Company continues to make great strides toward achieving the goals that the Board and senior management team have established for Photronics.”

Paul J. Fego, President and Chief Operating Officer added, “Execution and the delivery of value added solutions continues to distinguish Photronics in a very competitive global market place. Our performance showed marked improvement, which is largely attributed to our strategy to continuously improve Photronics’ competitive position in all geographic regions and technology nodes.”

Constantine “Deno” Macricostas, Chairman and Chief Executive Officer highlighted several of the achievements realized during fiscal 2004. “Photronics experienced solid growth in all technology segments and geographic regions, including large area masks, throughout fiscal year 2004. As a result, we were able to realize considerable leverage in our operating model for both advanced and mainstream process technologies. Our ability to generate free cash flows also enabled us to significantly reduce long-term debt, while at the same time invest to support initial 65 nanometer programs and increase our larger area mask capabilities.”

In outlining areas of opportunity in fiscal 2005, Mr. Macricostas commented, “Technology companies will have to demonstrate real agility to be successful in the global market place in the year ahead, which plays into our

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PHOTRONICS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS......PAGE THREE

customer service strengths. In this environment, the Photronics team is excited about its prospects as we believe the 130 nanometer node will be the sweet spot of the market, with 90 nanometer beginning to ramp by year’s end. In these nodes, we are well positioned to capture an increased share of these growing markets. At the same time, we are carefully approaching investment and development relationships with strategic customers for both the 65 nanometer and 45 nanometer nodes, thereby establishing a position to support the semiconductor industry’s future growth.” He added, “In addition to our core semiconductor business, we are beginning to build out our larger area mask capability in Asia. Large area masks are used in the fabrication of a variety of high performance display technologies. Our initial focus is on supporting customers poised to benefit from increased product volumes as the price points of flat panel displays make them increasingly attractive to consumers wishing to upgrade and replace their cathode ray tube products. This new market holds promise in the year ahead and we will be monitoring on how best to capitalize on it very closely.”

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com/, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Standard Time on Wednesday, December 8th and will be archived for instant replay access until the Company reports its fiscal first quarter results the week of February 14, 2005. The live call dial-in number is (706) 634-5086.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

CyberMask is a trademark of Photronics, Inc.

04-17

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	October 31 2004		November 2 2003	October 31 2004		November 2 2003
Net sales	$104,155		$91,489	$395,539		$348,884
Costs and expenses:
Cost of sales	67,763		62,090	260,232		250,687
Selling, general and administrative	13,137		13,544	53,487		56,154
Research and development	7,967		7,491	30,520		29,965
Consolidation, restructuring and related charges	—		—	—		42,000	(a)

Operating income (loss)	15,288		8,364	51,300		(29,922	)(a)
Other expense, net	(2,271	)(c)	(2,431)	(10,255	)(d)	(11,743	)(b)

Income (loss) before income taxes and minority interest	13,017	(c)	5,933	41,045	(d)	(41,665	)(a)(b)
Income tax provision	1,743	(c)	1,722	5,761	(d)	924	(a)(b)

Income (loss) before minority interest	11,274	(c)	4,211	35,284	(d)	(42,589	)(a)(b)
Minority interest	(3,375)		(1,088)	(10,818)		(5,573)

Net income (loss)	$7,899	(c)	$3,123	$24,466	(d)	$(48,162	)(a)(b)

Earnings (loss) per share:
Basic	$0.24	(c)	$0.10	$0.75	(d)	$(1.50	)(a)(b)

Diluted	$0.21	(c)	$0.10	$0.68	(d)	$(1.50	)(a)(b)

Weighted average number of common shares outstanding:
Basic	32,658		32,388	32,564		32,144

Diluted	42,279		32,776	42,339		32,144

(a)	Includes consolidation charges incurred in the second quarter of 2003 of $42.0 million ($39.9 million after tax or $1.24 per diluted share) in connection with the consolidation of the Company’s North American operating infrastructure.
(b)	Includes early extinguishment charge incurred in the third quarter of 2003 of $.9 million after tax or $.03 per diluted share in connection with the early redemption of the Company’s 6% $62.1 million convertible notes.
(c)	Includes early extinguishment charge incurred in the fourth quarter of 2004 of $1.1 million after tax or $.03 per diluted share in connection with the early redemption of $40.0 million of the Company’s 4.75% convertible notes.
(d)	Includes early extinguishment charges incurred in the fiscal year ended October 31,2004 of $1.2 million after tax or $.03 per diluted share in connection with the early redemption of $48.5 million of the Company’s 4.75% convertible notes.

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(in thousands)

	October 31 2004	November 2 2003
Assets

Current assets:
Cash, cash equivalents and short-term investments of $84,628 in 2004 and $17,036 in 2003	$226,928	$231,813
Accounts receivable	68,737	59,579
Inventories	16,066	14,329
Other current assets	33,995	34,161

Total current assets	345,726	339,882

Property, plant and equipment, net	396,461	387,977
Intangible assets, net	117,430	118,892
Other assets	13,254	18,789

	$872,871	$865,540

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$3,018	$5,505
Accounts payable	57,746	43,997
Other accrued liabilities	29,900	31,871

Total current liabilities	90,664	81,373

Long-term debt	315,888	368,307
Deferred income taxes and other liabilities	52,122	54,723
Minority interest	64,724	52,808

Shareholders’ equity	349,473	308,329

	$872,871	$865,540

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Year Ended
	October 31 2004	November 2 2003
Cash flows from operating activities:
Net income (loss)	$24,466	$(48,162)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	85,655	85,097
Loss on repurchase of notes	1,248	919
Consolidation, restructuring and related charges	—	42,000
Changes in assets and liabilities and other	14,847	3,378

Net cash provided by operating activities	126,216	83,232

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(80,136)	(47,022)
Purchases of short-term investments	(92,424)	—
Proceeds from sales of short-term investments and other	24,932	(930)

Net cash used in investing activities	(147,628)	(47,952)

Cash flows from financing activities:
Repayment of long-term debt, net	(55,332)	(86,535)
Proceeds from issuance of common stock	2,000	5,501
Proceeds from issuance of convertible debt, net	—	145,170

Net cash provided by (used in) financing activities	(53,332)	64,136

Effect of exchange rate changes on cash flows	2,267	1,417

Net increase (decrease) in cash and cash equivalents	(72,477)	100,833
Cash and cash equivalents, beginning of period	214,777	113,944

Cash and cash equivalents, end of period	$142,300	$214,777